Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-184345, No. 333-151151, No. 333-138011, No. 333-74062, No. 333-119346, No. 333-119341, No. 333-209871, No. 333-211495, No. 333-222128 and No. 333-225727) of Team, Inc. of our reports dated March 19, 2019, with respect to the consolidated balance sheets of Team, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Team, Inc. Our report dated March 19, 2019 contains an explanatory paragraph that states the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

(signed) KPMG LLP

Houston, Texas
March 19, 2019